Exhibit 99.1
        NEWS RELEASE

HECLA ADJOURNS PORTION OF ITS ANNUAL MEETING UNTIL JUNE 18, 2010

FOR IMMEDIATE RELEASE
May 26, 2010

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced that it adjourned a portion of the annual meeting of shareholders on Proposal 3 until June 18 to allow the holders of a majority of outstanding shares of common stock to vote on the matter. All other matters before the shareholders were completed at the meeting on May 21. The proposal concerns the adoption of Hecla’s 2010 Stock Incentive Plan and the reservation of 20 million shares for the plan.

The adjournment with respect to Proposal 3 will be until 10:00 a.m., Pacific Time, on Friday, June 18, 2010, at Hecla’s corporate offices at 6500 North Mineral Drive, Suite 200 in Coeur d’Alene, Idaho. At that meeting, a shareholder vote on the adoption of the 2010 Stock Incentive Plan will take place. The polls are currently open with respect to Proposal 3 only and will remain open until 10:00 a.m., Pacific Time, on June 18, 2010. The record date for purposes of eligibility to vote remains March 23, 2010.

As of May 21, 2010, approximately 97 million of the approximately 242 million outstanding shares eligible to vote have been voted, with approximately 72% of votes cast in favor of Proposal 3, 21% against and 7% abstaining. The meeting is being adjourned for the purpose of obtaining more shareholder votes on Proposal 3 in order to meet the New York Stock Exchange’s requirement that a majority of outstanding common shares be voted on Proposal 3. During the pendency of the adjourned meeting, shareholders holding shares as of the record date (March 23, 2010) who have not yet voted are encouraged to vote on Proposal 3. Brokers cannot vote the shares on this non-routine matter, so shareholders holding shares through a brokerage firm must vote their shares for the purposes of receiving sufficient votes to decide this issue. Shareholders may also change their vote by executing a new proxy.

Hecla has filed a proxy statement pursuant to which the company is soliciting proxies in connection with seeking shareholder approval of Proposal 3 with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement and other relevant documents filed with the SEC.

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 119-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Contact:  Don Poirier, vice president – corporate development, 208/769-4128
Hecla's Home Page can be accessed on the Internet at www.hecla-mining.com.